Hartland Paterson

Vice President, Legal,

General Counsel and

Corporate Secretary

Tel: (514) 734-5779

Fax (514) 340-5530

hartland.paterson@cae.com

August 9, 2013

To:                          Alberta Securities Commission

                British Columbia Securities Commission

                                Manitoba Securities Commission

                Office of the Administrator, New Brunswick

                Securities Commission of Newfoundland and Labrador

                Ontario Securities Commission

                Nova Scotia Securities Commission

                Registrar of Securities, Prince Edward Island

                Autorité des marches financiers

                Saskatchewan Securities Commission

Re:                          CAE Inc.

Reporting of Voting Results pursuant to section 11.3 of National Instrument

51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the annual meeting of shareholders of CAE Inc. on August 8, 2013 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

Item Voted Upon                                                                Voting Results

1.	Election of Directors	• The nominees proposed by management were elected by a majority of shareholders on a ballot. Proxies were received on this matter as indicated in Schedule “A” attached hereto.

2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors

•         PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors by a majority of shareholders on a show of hands 96.55% of the proxies received on this matter were voted FOR the appointment and 3.45% of the votes were WITHHELD.

3.	Advisory (non-binding) resolution on executive compensation	• The Resolution was approved by a majority of shareholders on a show of hand. 95.49% voted FOR the resolution and 4.51% of the votes were AGAINST.

4.	By-Law Amendment	• The Resolution was approved by a majority of shareholders on a show of hands. 99.40% of the proxies received on this matter were voted FOR the resolution and 0.60% of the votes were AGAINST.

Sincerely,

/s/ Hartland Paterson

Hartland Paterson

Vice President, Legal, General Counsel

   and Corporate Secretary

cc:  U.S. Securities and Exchange Commission

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6

SCHEDULE “A”

ELECTION OF DIRECTORS

Name of Nominee	Percentage of Votes For	Percentage of Votes Withheld
Marc Parent	99.50%	0.50%
Brian E. Barents	98.74%	1.26%
Michael M. Fortier	99.53%	0.47%
Paul Gagné	98.15%	1.85%
James F. Hankinson	99.27%	0.73%
John P. Manley	97.83%	2.17%
Peter J. Schoomaker	98.73%	1.27%
Andrew J. Stevens	99.48%	0.52%
Katharine B. Stevenson	99.07%	0.93%
Kathleen E. Walsh	99.55%	0.45%